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                                                                    EXHIBIT 10.7

                                SALES AGREEMENT
                                    BETWEEN
                           SCHICK TECHNOLOGIES, INC.
                                      AND
                         NORLAND MEDICAL SYSTEMS, INC.

This Sales Agreement (the 'Agreement') is entered into as of the 12th day of May, 1997 by and between:

Schick Technologics, Inc.
31-00 47th Avenue
Long Island City, NY 11101

(hereinafter referred to as STI) and

Norland Medical Systems, Inc.
106 Corporate Park Drive
Suite 106
White Plains, NY 10604

(hereinafter referred to as Norland)

 (Throughout the Agreement, STI and Norland are collectively referred to as the
                                  'parties.')

                                    RECITALS

WHEREAS, STI is engaged in the production and sale of digital imaging equipment, including a bone mineral densitometry testing device, to be marketed under the tradename 'accuDEXA(Trademark).'

WHEREAS, the parties desire that Norland shall purchase from STI, promote and sell accuDEXA(Trademark) on an 'OEM' basis.

NOW THEREFORE, for and in consideration of the foregoing, of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

          1.1 'Product(s)' means and is limited to the accuDEXA(Trademark) device.

          1.2 'End-User(s)' means any customer(s) to whom Norland sells Product.

2. PRICE, PURCHASE TERMS, ORDERS AND SHIPMENT


2.1 Price and Other Terms

The purchase price and purchase terms set forth in Exhibit A shall apply to all purchases of Product by Norland from STI during the effectiveness of this Agreement.

2.2 Customizing Fee

Norland shall pay to STI a one-time fee (the 'Customizing Fee') of thirty thousand dollars ($30,000) in connection with STI's fabrication of accuDEXA(Trademark) devices bearing Norland's logo and/or brandname on the device. In the event that Norland purchases from STI one hundred (100) accuDEXA(Trademark) devices within six months of the Effective Date of this Agreement, the Customizing Fee will be refunded by STI to Norland in the form of a credit to be applied towards Norland's future purchases of accuDEXA(Trademark) devices.

2.3 Placement of Orders

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Orders for Product may be placed by Norland with STI by mail or by facsimile, and STI may reasonably rely upon the authenticity of any order so received.

For STI's administrative and Product Warranty purposes, Norland shall provide to STI each End-User's name, address, telephone number, fax number and Product shipment date within seven days of the shipment of a Product to the respective End-User.

2.4 Product Shipment and Handling

STI shall use its best efforts to ship all Products ordered by Norland by the requested shipment date, provided such requested shipment date is at least twenty-one (21) days following the date STI receives the order.

3. DUTIES OF NORLAND

3.1 Payment for Products

Norland agrees to pay for the Product at the Purchase Price and on the Purchase Terms set forth in Exhibit A.

3.2 Laws and regulations

Norland shall comply with all applicable laws, rules and regulations with respect to its marketing and sale of the Product. STI shall furnish Norland with such assistance and cooperation as may reasonably be requested in connection with compliance with such requirements.

3.3 Technical Support and Training


Norland will provide its customers with all 'first-line' technical support relating to the Product. Such 'first-line' support shall consist of, but is not limited to, all Product installation, training of End-Users, receipt of End-User telephone inquiries and on-site support.

4. DUTIES OF STI

4.1 Technical Assistance

STI shall train Norland staff to provide End-Users with first-line technical support for the accuDEXA(Trademark). STI shall provide End-Users with 'second-line' technical assistance, which shall consist of technical assistance by telephone. To obtain this service, End-Users must call STI at 1-800-645-4312 between the hours of 8:30 a.m. and 6:30 p.m. EST, Monday through Friday, excluding holidays. In the event that STI personnel are not available to provide assistance at the time of the call, STI will endeavor to return the call within a twenty-four (24) hour period. STI assumes no obligation or liability whatsoever for any support or advice it provides, or fails to provide, or for any results thereof, including, but not limited to, loss of business profits and business interruption.

4.2 Laws and Regulations

STI shall comply with all applicable laws, rules and regulations with respect to its manufacture and sale of the Product to Norland. Norland shall furnish STI with such assistance and cooperation as may reasonably be requested in connection with compliance with such requirements.

5. LIMITATION OF LIABILITY AND WARRANTY

5.1 Product Warranty

STI warrants that the Product will perform substantially in accordance with the official standard published specifications of STI.

STI warrants that, under normal and reasonable use and maintenance, the Product shall be free from defects in materials and workmanship for (a) eighteen (18) months from the date STI ships the Product or (b) one (1) year from the receipt of the Product by the End-User, whichever is shorter, in accordance with STI's then-current written Warranty.

5.2 Extended Warranty

STI's Product warranty may be extended on an annual basis, for an additional two
(2) years beyond the expiration date of the initial warranty period set forth in
Section 5.1 above, upon the payment of the sum of $545.00 per year per accuDEXA(Trademark) device, which amount must be paid to STI within 30 days of the expiration date of the initial warranty period.

The complete terms and conditions of STI's then-current written Warranty shall apply and have full force and effect during the extended warranty period.

5.4 STI Option


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STI shall replace or repair any defective Product that is covered under the STI
Warranty. STI will not accept the return of any Product.

5.5 Exclusive Remedy

In the event of breach of the warranties contained in Section 5.1 above, STI's sole liability shall be as set forth in Section 5.3 above. All repaired or replaced Products shall be warranted for the remainder of their original warranty periods or ninety (90) days, whichever is longer.

5.5 Limitation

STI's Warranty will not apply to a Product if its correction, repair or replacement is required due to extrinsic causes, including, but not limited to:
(i) natural disasters, including fire, smoke, water, wind, earthquakes, lightning, (ii) electric power failures or (iii) the neglect, misuse or other than ordinary use of the Product; nor will STI's Warranty apply where attempted repairs or alterations have been made to the Product by persons other than those employed or authorized by STI.

5.6 NO CONSEQUENTIAL DAMAGES

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES, WHETHER FORESEEABLE OR UNFORSEEABLE BASED UPON THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, PROFITS, INVESTMENTS, USE OF MONEY OR USE OF STI'S PRODUCTS; INTERRUPTION IN USE, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS; OR LABOR CLAIMS), ARISING OUT OF BREACH OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, EXCEPT ONLY IN THE CASE OF DEATH OR PERSONAL INJURY WHERE AND SOLELY TO THE EXTENT THAT APPLICABLE LAW REQUIRES SUCH LIABILITY.

6. PROPRIETARY RIGHTS

6.1 Patents, Trademarks, Trade Names and Copyrights

STI retains all proprietary rights, patents, and trademarks for the Product. During the term of this Agreement, Norland has the right to use all trademarks which are or may be owned by STI in connection with the Product for the exclusive purpose of advertising and promoting the Product. Nothing contained herein shall be construed as a right or license, express or implied, under any patent or copyright, or application therefor, of either party by or to the other party. Nothing contained herein shall be construed as a waiver by Norland of its right to enforce its pDEXA(Trademark) trademark.

6.2 Confidentiality

Norland and STI agree that all verbal and written confidential and proprietary information regarding the other party (including, without limitation, technical and business information) ('Confidential Information') shall be treated as confidential, in accordance with the terms of this Section 6.3.

6.2.1 Nondisclosure

While this Agreement is in effect, and for a period of three (3) years from the date of receipt of any Confidential Information, the receiving party shall not use or disclose Confidential Information for any purpose whatsoever except as may be necessary to fulfill the purpose of this Agreement and only for the benefit of the disclosing party, and shall restrict the dissemination of such Confidential Information to those employees and persons in the receiving party's organization with a need to know in order to perform services to fulfill the purposes of this Agreement, shall notify such employees and persons of the proprietary nature of such Confidential Information, and shall not disclose to any other person, firm, corporation or entity such Confidential Information.

6.2.2 Exclusions

The parties shall have no obligation or restriction on use with respect to any Confidential Information which has been or is:

(A) developed by the receiving party independently and without the benefit of Confidential Information disclosed by the disclosing party, as evidenced by the receiving party's prior written records; or

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(B) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement; or

(C) generally available to the public through no fault of the receiving party;
    or

(D) known to the receiving party prior to its receipt from the disclosing party, as evidenced by the receiving party's prior written records; or

(E) approved for release by written authorization of the disclosing party; or

(F) disclosed as required or permitted by operation of law.

6.2.3  Degree of Care

     Each party shall use the same degree of care to prevent disclosure of Confidential Information received from the other party which it uses to prevent disclosure of its own information of like character, but in no event less than a reasonable degree of care.

6.2.4  Return of Materials

     All Confidential Information shall remain the property of the disclosing party. Upon request of the disclosing party, to be made within the period set forth in Section 6.2.1 above, the receiving party agrees to return to the disclosing party all documentation, regardless of form, containing any

Confidential Information received from the disclosing party, including all copies thereof. The receiving party shall certify that it has destroyed or returned all copies of the Confidential Information it possessed.

6.2.5  Remedies for Breach

     Each party recognizes that its breach of this Agreement would cause irreparable harm to the other party for which monetary damages would be inadequate and that, in the event of such breach, the other party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of any obligations hereunder.

7.  TERM OF AGREEMENT AND TERMINATION

7.1  Term

     The 'Effective Date' of this Agreement shall be the date STI receives approval from the Food and Drug Administration to manufacture and market the Product. This Agreement shall continue in effect for a period of one (1) year from the Effective Date unless terminated earlier by mutual agreement of the parties or pursuant to the terms thereof. This Agreement shall be automatically and successively renewed for an indefinite number of successive one-year terms, provided that either party may terminate this Agreement effective at the end of any one-year term by written notice to the other not less than 90 days nor more than 180 days prior to the end of such term.

7.2  Termination

     In the event that Norland does not order sixty (60) accuDEXA(Trademark) devices within any single calendar quarter commencing after the first anniversary of the Effective Date, STI may terminate this Agreement by sending to Norland, within thirty (30) days of the end of the relevant calendar quarter, 60-day prior written notice of termination. For the purposes of this Section 7.2, 'calendar quarter' shall refer to the periods of January-March, April-June, July-September and October-December.

7.3  Terminable Events

     Notwithstanding the termination provisions stated in Sections 7.1 and 7.2 above, either party shall be entitled to terminate this Agreement forthwith by notice in writing to the other party in the event that any of the following occurs:

(A) If either party enters into bankruptcy or debt reorganization proceedings.

(B) If a receiver is appointed over any of the other party's property.

(C) If either party discontinues conducting business.

7.4  Termination Rights and Obligations

7.4.1 Payments and Unfilled Orders. If this Agreement expires or is terminated pursuant to Section 7.2 above, all amounts owed by Norland to STI shall continue to be due, all unfilled orders for Products by Norland specifying shipment dates within sixty (60)

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days after termination shall be filled, and STI, at its sale option, may select whether or not to fill any outstanding orders of Norland which specify shipment dates beyond sixty (60) days after termination, without any damage claim by Norland in the event STI selects not to fill any such orders.

7.4.2 STI's Option. If this agreement is terminated pursuant to Section 7.3 above, all amounts owed by Norland to STI shall continue to be due, and STI, at its sole option, may select whether or not to fill any outstanding orders of Norland, without any damage claim by Norland in the event STI selects not to fill any or all outstanding orders.

7.4.3 Proprietary Rights. The expiration or termination of this Agreement does not terminate any confidentiality provisions set forth herein, or arising hereunder. Furthermore, upon such event, Norland agrees to immediately discontinue use of any STI trademarks, trade names, advertising materials, sales literature, operating and service manuals, work products or other materials and will promptly return to STI any such materials in its possession.

7.4.4 No Liability. Neither party, by reason of the termination or expiration of this Agreement, shall be liable to the other because of any loss of anticipated sales or prospective profits or because of expenditures or investments relating to the performance of this Agreement or the goodwill created in the course of performance of this Agreement.

7.4.5 Survival. The provisions of Sections 5, 6 and 7 and 8.9 of the Agreement survive the expiration or termination of this Agreement.

8.  MISCELLANEOUS

8.1  STI Identification on Product

     All accuDEXA(Trademark) devices sold by Norland pursuant to the terms of this Agreement shall bear the following on the exterior of the Product: STI's logo and the words, 'Made for Norland Medical Systems, Inc. by Schick Technologies, Inc.'

8.2  Notice

     Except as specifically provided otherwise in this Agreement, all notices to be given hereunder shall be in writing, given either by personal delivery, by first class mail, or by facsmile transmission, and sent to the respective parties at the addresses and/or facsimile numbers set forth in this Section 8.2. The date on which any such notice is personally delivered or, if such communication is transmitted by first-class mail or by facsimile transmission, the date on which it is received by the addressee shall be deemed to be the effective date of such communication. Each party shall promptly advise the other, in writing, of any changes in its address or facsimile number.


     All such communications to STI shall be addressed to:

Schick Technologies, Inc.
31-00 47th Avenue
Long Island City, New York 11101
Att: Director of Sales & Marketing
Fax: (718) 937-5962

     All such communications to Norland shall be addressed to:

Norland Medical Systems, Inc.
106 Corporate Park Drive
Suite 106
White Plains, NY 10604
Att: President
Fax: (914) 694-2286

8.3  Complete Agreement

     This Agreement contains the entire understanding among and between the parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

8.4  Attorney's Fees

     The prevailing party in any action to enforce or interpret or relating to this Agreement shall be entitled to recover, from the other party, reasonable attorney's fees, costs and necessary expenses.

8.5  Amendment or Alteration

     This Agreement may not be altered or amended except in writing signed by both parties.

8.6  Severability

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     If any provisions of this Agreement shall be declared to be invalid, void, or unenforceable by a properly appointed or selected arbitrator or by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

8.7  Governing Law: Jurisdiction and Venue

     This Agreement shall be construed and governed by the laws of the State of New York, and any or all disputes arising hereunder shall be adjudicated in the State and City of New York. The parties irrevocably and unconditionally agree to invoke and/or submit to the exclusive jurisdiction of any United States federal or New York state court sitting in New York City in any action or proceeding relating to this Agreement. The parties further irrevocably and unconditionally agree to waive any objections to venue of any such action or proceeding brought in such court or the fact that such court is an inconvenient forum.

8.8  Place of Agreement

     This Agreement is deemed to be entered into in the State of New York and City of New York.

8.9  Indemnification and Insurance

     Norland shall indemnify and hold STI harmless from any and all claims, demands, actions, liabilities, damages or expenses (including, without limitation, reasonable attorney's fees and expenses) arising from or relating to
(i) an inaccurate or misleading advertisement or other representation by Norland or Norland's agent not authorized by STI, (ii) any inaccurate or misleading advice regarding the use or maintenance of the Product by Norland or Norland's agent not authorized by STI, (iii) any negligent handling or installation of the Product by Norland, (iv) any alterations of any kind made to the Product by Norland or Norland's agent, or (v) any material breach by Norland of any of its obligations hereunder.

     STI shall indemnify and hold Norland harmless from any and all claims, demands, actions, liabilities, damages or expenses (including without limitation, reasonable attorney's fees and expenses) arising from or relating to patent infringement, product liability, failure of STI's products to perform as specified, or any material breach by STI of any of its obligations hereunder. STI acknowledges that it maintains insurance coverage related to product liability claims (the 'Policy') in the amount of $1 million per occurrence, annual aggregate maximum coverage in the amount of $2 million, and umbrella coverage in the amount of $10 million, and that, as a distributor of the Product, Norland is covered under the Policy.

8.10  Assignment

     This Agreement may not be assigned by either party without the prior written consent of the other.

8.11  Successors

     This Agreement and all of its terms are fully effective and binding, to the extent permitted by law, on the successors and permitted assigns of both parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                          SCHICK TECHNOLOGIES, INC.

                                          By:          /s/ David Schick
                                             ...................................
                                                        David Schick

                                                     President & C.E.O.

                                          31-00 47th Avenue
                                          Long Island City, NY 11101
                                          Phone: (718) 937-5765
                                          Fax: (718) 937-5962

                                          NORLAND MEDICAL SYSTEMS, INC.

                                          By:       /s/ Reynald G. Bonmati
                                             ...................................
                                                     Reynald G. Bonmati
                                                    President & Chairman

                                          106 Corporate Park Drive
                                          Suite 106
                                          White Plains, NY 10604
                                          Phone: (914) 694-2285
                                          Fax: (914) 694-2286

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